EXHIBIT 99.1

Oritani Financial Corp. Announces Special Dividend

TOWNSHIP OF WASHINGTON, N.J., Nov. 25, 2014 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") announced that its Board of Directors has declared a special cash dividend of $0.25 per share on the Company's common stock. The record date for the dividend will be December 10, 2014 and the payment date will be December 23, 2014.

"Oritani desires to have its stockholders share fully in our robust earnings," said Kevin J. Lynch, the Company's Chairman, President and CEO.  "The amount of this special dividend is based on the difference between our earnings and dividends per share since October 1, 2013." Mr. Lynch continued, "While the objective of the Board to share all earnings with our stockholders continues, prospectively we will consider utilizing share repurchases instead of a special dividend as a method of returning excess earnings to stockholders. The trading price of our stock will strongly influence this decision. Regardless of whether we utilize special dividends or share repurchases in the future, we intend to maintain our regular quarterly dividend of $0.175 per share."

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "intend," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, possible regulatory restraints on the future payment of dividends and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400